Exhibit 99.1

TC Global, Inc., Formerly Tully’s Coffee Corporation, Announces Cash

Distribution to Shareholders

SEATTLE, WA. (April 15, 2009) – TC Global, Inc., formerly Tully’s Coffee Corporation, announced today that on April 13, 2009, the Board of Directors authorized a pro-rata cash distribution of up to $6 million payable to shareholders of record as of the close of business on April 30, 2009.

On March 27, 2009, TC Global, Inc. completed an asset sale to Green Mountain Coffee Roasters, Inc. after receiving the shareholders’ vote and satisfaction of the closing conditions as set forth in documents previously filed with the Securities and Exchange Commission. TC Global, Inc. received approximately $40.3 million in cash for assets including the wholesale business, brand rights and trademarks. Moving forward, TC Global, Inc. will continue to do business in retail locations as Tully’s Coffee.

The Board of Directors made the determination to pay a portion of the proceeds of the asset sale to its shareholders in the form of a cash distribution. The company will use the balance of the funds it received from the asset sale to continue to expand its domestic retail operations and international retail and wholesale operations, as well as meet other operating needs.

Tom T. O’Keefe, Founder and Chairman of Tully’s, said, “Our Board of Directors, our president Carl Pennington and I are excited about the future of TC Global, Inc., both domestically and internationally. We will continue to be focused on our customer’s expectations, meeting the needs of our employees and enhancing shareholder value.”

TC Global, Inc. expects the cash distribution to reach shareholders by mid-May.

About TC Global, Inc.

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at more than 500 branded retail locations globally. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S. in Seattle, WA. For more information: (800) MY-TULLY or www.tullyscoffeeshops.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2008 and its Annual Report on Form 10-K for the fiscal year ended March 30, 2008.